Exhibit 99.2

MATSON, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Matson, Inc. (the “Corporation”):

Optionee:

Grant Date:	, 201

Exercise Price:	$ per share

Number of
Option Shares:	shares

Expiration Date:	, 20

Type of Option:	Non-Statutory Stock Option

Exercise Schedule:

Number of Option Shares:	First Date Exercisable:

, 201

, 201

, 201

The Option shall become exercisable in a series of three (3) successive equal annual installments, as set forth above, upon Optionee’s completion of each successive year of Service over the three (3)-year period measured from the Grant Date.  Except as provided in Paragraph 5 of the form Stock Option Agreement, the Option shall not become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Matson, Inc. 2007 Incentive Compensation Plan (the “Plan”).  Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the form Stock Option Agreement attached hereto as Exhibit A.  A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices at 1411 Sand Island Parkway, Honolulu, Hawaii 96819.

Coverage under Recoupment Policy. By accepting this Option, Optionee hereby agrees that should Optionee at this time be, or at any time hereafter become, either an executive officer of the Corporation subject to Section 16 of the Securities Exchange Act of 1934, as amended, or a participant in the Corporation’s Performance Improvement Incentive Plan, then:

(a)                                 Optionee shall be subject to the Matson, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of January 1, 2011, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Optionee hereby acknowledges; and

(b)                                 any incentive compensation that is paid or granted to, or received by, Optionee on or after January 1, 2011 (including any incentive compensation that is paid to, or received by, Optionee on or after January 1, 2011 pursuant to an incentive compensation award made to Optionee prior to January 1, 2011, whether the award was made by the Corporation or any predecessor entity) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.

For purposes of such recoupment policy, “incentive compensation” means any cash or equity-based award (e.g., any stock award, restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Continuing Consent. Optionee further acknowledges and agrees that, except to the extent the Plan Administrator notifies Optionee in writing to the contrary, each subsequent option grant made to him or her under the Plan shall be subject to the same terms and conditions set forth in the form Stock Option Agreement attached hereto as Exhibit A, and Optionee hereby accepts those terms and conditions for each such subsequent option grant that may be made to him or her under the Plan and hereby agrees to be bound by those terms and conditions for any such option grants, without any further consent or acceptance required on his or her part at the time or times when those option grants may be made.  However, Optionee may, at any time he or she holds an outstanding option under the Plan, request a written copy of the form Stock Option Agreement from the Corporation by contacting the Corporation’s Human Resources Department at the Corporation’s principal offices.

Employment at Will.  Nothing in this Notice or in the form Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the form Stock Option Agreement attached hereto as Exhibit A.

DATED:                    , 201

MATSON, INC.

By:

Title:

OPTIONEE

Address: